Exhibit 99.77C

Western Asset/Claymore
Treasury Inflation Pro
("Registrant")
Form N-SAR
For the Six Months Ended
June 30, 2005

Sub-Item 77C:  Matters
submitted to a vote of
security holders

Shareholder Meeting
Results (share amounts
are not in thousands):

The Fund's annual
meeting of shareholders
was held on May 9, 2005.
Of the 29,152,821 common
shares outstanding, the
following shares were
voted in the meeting:


F
o
r



W
i
t
h
h
e
l
d
Election of Class II
Trustee:
Peter C. Erichsen

	27,965,714
	582,935

Of the 8,200 preferred
shares outstanding, the
following shares
were voted in the
meeting:
F
o
r



W
i
t
h
h
e
l
d
Election of Class II
Trustees:
Peter C. Erichsen

	4,306 		5
Ronald A. Nyberg

	4,306 		5

Of the 8,200 preferred
shares outstanding, the
following shares
were voted in the
meeting:
F
o
r

A
g
a
i
n
s
t


A
b
s
t
a
i
n
Approval of an amendment
to the bylaws relating
to the election of
Trustees

	3,125 	18 	7